Exhibit 99.1

Zumiez Inc. Reports April 2009 Sales Results

Net Sales Decreased 1.7% to $23.8 Million

April 2009 Comparable Store Sales Decreased 13.8%

EVERETT, Wash.--(BUSINESS WIRE)--May 6, 2009--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended May 2, 2009 decreased 1.7% to $23.8 million, compared to $24.2 million for the four-week period ended May 3, 2008. The company's comparable store sales decreased 13.8% for the four-week period, versus a comparable store sales increase of 4.1% in the year ago period. Comparable store sales for the first fiscal quarter of 2009 decreased 15.3% vs. a decrease of 0.8% for the first quarter of 2008.

Based primarily on better than expected sales and margins for the first quarter, the Company expects diluted loss per share to be ($0.09) to ($0.08) compared to the previously announced diluted loss per share guidance range of ($0.17) to ($0.13) for the fiscal quarter ending May 2, 2009.

To hear the Zumiez prerecorded April sales message, please dial (585) 295-6795 (no passcode is required).

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the company’s quarterly report on Form 10-K for the year ended January 31, 2009 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of May 2, 2009 we operate 358 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

CONTACT:
Zumiez Inc.
Trevor Lang, 425-551-1500, ext. 1564
Chief Financial Officer
or
Investors:
ICR
Chad Jacobs/Brendon Frey, 203-682-8200